EXHIBIT 99.1

A Division of Chad Therapeutics, Inc. Innovative Sleep Technologies	FOR IMMEDIATE RELEASE	10200 Mason Avenue #114 Chatsworth, CA 91311 Toll Free: 800.871.8484 Phone: 818.882.0883 Main Fax: 818.882.1809

Company Contact:		Investor Contact:
Earl L. Yager		Neil Berkman Associates
President and CEO		(310) 826 — 5051
www.DormioTech.com		info@BerkmanAssociates.com
Dormio Tech Division of CHAD Therapeutics Receives FDA
Clearance To Market Its FloCHANNEL Sleep Diagnostic Device
     CHATSWORTH, California, July 29, 2008 . . . Dormio Tech, a division of CHAD Therapeutics, Inc. (ASE:CTU), announced today that it received 510(K) clearance from the FDA to market the Company’s proprietary FloCHANNEL® Diagnostic System, Dormio’s first product for the large and rapidly growing sleep disorder market. CHAD currently expects to begin shipping this new device and associated disposables by September.
     “With its patented features and unique capabilities, we believe FloCHANNEL is a significant advance in the diagnosis of obstructive sleep apnea and other sleep disorders, and may become an invaluable tool in attended sleep laboratories,” said President and CEO Earl Yager. There are approximately 2,800 attended sleep labs in the United States.
     Dormio Tech’s innovative FloCHANNEL is the only diagnostic device that independently monitors left and right nasal airflow. This allows the system to detect and measure nasal cycling (the periodic alternation in nasal airflow resistance between the two nasal cavities), as well as oral airflow and snoring, and provides constant baseline airflow volumetric sleep scoring. The patented device connects easily to standard sleep lab systems.
About CHAD Therapeutics
     CHAD Therapeutics, Inc. develops and markets innovative products for the sleep disorder market. For more information, visit www.dormiotech.com.
Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995.
     The foregoing statements regarding prospects for future earnings and revenues, future sales trends and the introduction of products under development are forward-looking statements that involve certain risks and uncertainties. A number of important factors could cause actual results to differ materially from those contemplated by such forward-looking statements. These include the introduction of new products with perceived competitive advantages over the Company’s products, changes or proposed changes in health care reimbursement which affect home care providers, and DORMIO’s ability to anticipate and respond to technological and economic changes in the sleep market. Moreover, the success of the Company’s products and products under development will depend on their efficacy, reliability and the health care community’s perception of the products’ capabilities and benefits, the degree of acceptance the products achieve among sleep labs and patients, and, with respect to products under development, obtaining timely regulatory approval. Additional factors that could cause actual results to differ materially from those contemplated in this press release can be found in the Company’s annual and quarterly reports filed with the Securities and Exchange Commission under the caption “Outlook: Issues and Risks.”
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Flochannel Is a Registered Trademark of Chad Therapeutics, Inc.
Iso 13485 Certified Company
WWW.DORMIOTECH.COM